UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 29, 2023

NEXTNAV INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40985	87-0854654
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1775 Tysons Blvd., 5th Floor

McLean, Virginia 22102

(800) 775-0982

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	NN	Nasdaq Capital Market
Warrants, each to purchase one share of Common Stock	NNAVW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Ganesh Pattabiraman as President and Chief Executive Officer and Director

On November 30, 2023, NextNav Inc. (the “Company”) announced that Ganesh Pattabiraman has resigned as the Company’s Chief Executive Officer (“CEO”) and from the Board of Directors (the “Board”) of the Company, effective as of November 29, 2023. Mr. Pattabiraman’s resignation from the Board was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Pattabiraman’s departure, and in addition to the payments and equity acceleration to be made to Mr. Pattabiraman consistent with his existing employment agreement, Mr. Pattabiraman and the Company entered into a Separation, General Release and Post-Separation Consulting Agreement, dated November 29, 2023 (the “Consulting Agreement”), which sets forth the terms of Mr. Pattabiraman’s separation from the Company consistent with his existing employment agreement. Pursuant to the Consulting Agreement, and subject to Mr. Pattabiraman agreeing to a release of claims and compliance with certain other continuing obligations contained therein, Mr. Pattabiraman will provide ongoing consulting services to the Company for a period of two years (the “Consulting Term”), unless mutually extended by the parties, for payment of $20,833.33 per month, in support of the new CEO and the Company and its affiliates. During the Consulting Term, all of Mr. Pattabiraman’s outstanding equity grants will continue to vest.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement, which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Appointment of Mariam Sorond as President and Chief Executive Officer and Director

On November 29, 2023, the Board appointed Mariam Sorond as the Company’s President and CEO and designated her as the Company’s principal executive officer, effective as of November 29, 2023. In connection with her appointment as President and CEO of the Company, the Board also appointed Ms. Sorond as a director to fill the vacancy created by Mr. Pattabiraman’s resignation with her term expiring at the Company’s 2024 annual meeting of stockholders.

Prior to her appointment as President and CEO of the Company, Ms. Sorond, age 51, served as Chief Technology Officer of the Service Provider and Edge Business Unit at VMware since March 28, 2022 where she helped to define technical strategy internally and externally as well as lead engagements with service provider partners to influence and promote vision, product and solution alignment and adoption towards the digital transformation. From September 2019 to December 2021, Ms. Sorond served as Chief Research and Development Officer at CableLabs, where she focused on technical thought leadership, vision and strategy for the future of converged connectivity of broadband cable and mobile networks within the cable industry. Prior to CableLabs, from April 2012 to September 2019, Ms. Sorond served as Chief Wireless Architect of DISH and as the wireless expert for the company’s entry into the wireless market. Earlier in her career, Ms. Sorond worked for vendors such as Lucent Technologies (now Nokia), and several operators including ICO Global Communications, Nextel, and PrimeCo, where she began as a radio frequency engineer. Ms. Sorond has served as a member of the National Telecommunications and Information Administration’s Commerce Spectrum Management Advisory Committee since 2014 and joined as a member of the Federal Communications Commission’s Technical Advisory Committee in 2022. Ms. Sorond has been awarded several patents, with others pending and is an author and frequent speaker and panelist at industry forums. The Board determined that Ms. Sorond’s experience leading transformational change across mobile, wireless, fixed and satellite networks for more than 28 years and her leadership positions within start-ups and Fortune 500 enterprises qualify her to serve on the Board.

In connection with Ms. Sorond’s appointment, the Company entered into an employment agreement (the “Employment Agreement”) with Ms. Sorond. Pursuant to the terms of the Employment Agreement, Ms. Sorond is entitled to an annual base salary of $550,000 and is eligible to earn an annual target bonus of 60% of her annual base salary. For the period beginning on the date of her employment with the Company through December 31, 2023, Ms. Sorond is eligible to earn a full year’s bonus (which will not be pro-rated), which would be $330,000 payable at the time and in the form of payment that is made to other Company executive officers. Pursuant to the Employment Agreement, the Company granted Ms. Sorond the following equity awards: (i) a signing bonus in the form of 1.5 million of the Company’s restricted stock units (“RSUs”) vesting in installments over a three-year term, specifically, 1/3 of the grant shall vest at the one-year anniversary, and the remaining portion shall vest in equal installments at a rate of 1/8 per quarter thereafter (the “Sign-On RSU Grant”), (ii) a performance-based signing bonus of 1 million RSUs which will vest in full upon achievement of additional regulatory flexibility to be approved by the Compensation and Human Capital Committee of the Board (the “Sign-On PSU Grant”), and (iii) an annual long-term incentive grant of RSUs (the “Annual RSU Grant”) and Company stock options (the “Annual Option Grant”), each valued at $1 million. The Annual RSU Grant and the Annual Option Grant will vest as follows: 1/4 shall vest on the one-year anniversary of the grant date and the remaining portion shall vest in equal installments at a rate of 1/12 per quarter thereafter. The exercise price of the Annual Option Grant is priced at 110% of fair market value as of the grant date. The Annual RSU Grant and Annual Option Grant were granted consistent with the timing of grants made to other Company executive officers. The Sign-On RSU Grant, the Annual RSU Grant and the Annual Option Grant were made pursuant to the Company’s 2021 Omnibus Incentive Plan (the “Plan”), as well as the Company’s form of RSU agreement and form of option agreement for employees, each of which are filed as Exhibits 10.4, 10.15 and 10.13, respectively, with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the U.S. Securities and Exchange Commission (“SEC”) on March 30, 2023. The Sign-On PSU Grant was made pursuant to the Plan, as well as the Company’s form of performance-based RSU agreement for employees, which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

The Employment Agreement also contains certain severance terms. In the event Ms. Sorond is terminated by the Company without cause (which includes non-renewal of the employment term by the Company) or due to Ms. Sorond’s resignation for good reason (each, a “Qualifying Termination Event”), then, subject to Ms. Sorond’s timely execution and non-revocation of a release of claims in the Company’s favor, Ms. Sorond will be entitled to the following: (i) a lump sum payment equal to her base salary, (ii) her earned but unpaid annual bonus with respect to any completed calendar year immediately preceding the termination date, (iii) upon timely election, COBRA premiums for up to 12 months, (iv) all of Ms. Sorond’s then outstanding unvested time-based equity awards that would have become vested (but for such termination) during the 12-month period beginning on the termination date, will vest as of the date immediately prior to the termination date, and (v) subject to the following sentence, all of Ms. Sorond’s then outstanding unvested performance-based equity awards will vest in accordance with the applicable grant agreements. Notwithstanding the foregoing, if Ms. Sorond is terminated without cause during the first two years of her employment, all of her then outstanding unvested performance-based equity awards will vest as of the date immediately prior to her termination.

If Ms. Sorond experiences a Qualifying Termination Event within the period beginning on the date the Company enters into a definitive agreement that, if consummated, would result in a change in control and ending on the 12-month anniversary of such change in control, Ms. Sorond will be entitled to all items specified in clauses (i) through (v) above, except that, in lieu of the amount in clause (i) above, Ms. Sorond will be entitled to receive a lump sum payment equal to one hundred fifty percent (150%) of the sum of (A) Ms. Sorond’s base salary and (B) Ms. Sorond’s target bonus for the year in which the termination date occurs. Further, the accelerated vesting outlined in clause (iv) above will occur without regard to the 12-month period. Notwithstanding the foregoing, if Ms. Sorond is terminated without cause during the first two years of her employment, all of her then outstanding unvested performance-based equity awards will vest as of the date immediately prior to her termination.

In connection with her appointment, Ms. Sorond also entered into (i) an indemnification agreement in the form previously approved by the Board, which form is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 28, 2021 and (ii) a Confidentiality, Invention Assignment, and Non-Solicitation Agreement (the “Confidentiality Agreement”), which, among other things, prohibits her from competing with the Company, soliciting the Company’s employees and customers and disclosing confidential information during the term of her employment and for a specified time thereafter.

There are no arrangements or understandings between Ms. Sorond and any other persons pursuant to which Ms. Sorond was selected to be President and CEO and as a director of the Company. There are no family relationships between Ms. Sorond and any director or executive officer of the Company, and Ms. Sorond has no direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement and the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement and the Confidentiality Agreement, each of which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Item 8.01 Other Events.

On November 30, 2023, the Company issued a press release announcing Ms. Sorond’s appointment as President and CEO and as a director of the Company. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference in this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
99.1	Press release dated November 30, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 30, 2023

NEXTNAV INC.

By:	/s/ Christian D. Gates
	Name:	Christian D. Gates
	Title:	Chief Financial Officer

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